Exhibit 99.1

Spectra Energy Partners Reports Fourth Quarter and Year-End 2017 Results

HOUSTON, Feb. 15, 2018 – Spectra Energy Partners, LP (NYSE: SEP) today reported fourth quarter 2017 financial results and provided a quarterly business update.

HIGHLIGHTS AND PRESIDENT’S COMMENT

•	Successfully brought 6 projects online, totaling more than $2.0 billion
•	Announced 41st consecutive quarterly distribution increase, representing a 7.3% increase over the distribution declared in February 2017
•	Completed SEP’s Incentive Distribution Rights (IDR) restructuring

“Driven primarily by contributions from our successful expansion program, Spectra Energy Partners achieved yet another year of strong performance, delivering increased earnings, cash flows and distributions for our investors,” said Bill Yardley, Chairman and President of Spectra Energy Partners.

“Our 2017 results reinforce the strength and stability of our fee-based business model and exceptional asset footprint which delivered strong operational performance and achieved top delivery days across our major U.S. pipelines over the recent winter period. We continue to create value for our investors now and into the future, as demonstrated by the recent announcement of our 41st consecutive quarterly distribution increase.

“We also are pleased to have successfully completed the elimination of SEP’s incentive distribution rights, which enhances SEP’s long-term value proposition and better positions SEP for extended growth,” Mr. Yardley concluded.

U.S. TAX REFORM

On December 22, 2017, the United States implemented U.S. Tax Reform. The “Tax Cuts and Jobs Act” (TCJA) was signed into law and became enacted for tax purposes. Substantially all of the provisions of the TCJA are effective for taxation years beginning after December 31, 2017. The most significant change included in the TCJA, with respect to SEP’s 2017 financial statements, was a reduction in the corporate federal income tax rate from 35% to 21%.

This tax rate change resulted in a non-cash $860 million charge in the fourth quarter 2017 to reflect the establishment of an estimated regulatory liability for the cost of service assets of SEP. This charge has no immediate net impact to the rate base of the affected entities. In the event of a future rate case, and subject to further regulatory guidance, we anticipate that the charge may be required to be amortized over the remaining useful life of the affected assets and would be one of many factors to be considered in establishing go-forward rates. SEP expects no material impact to cash flows over the 2018-2020 plan timeframe as a result of the TCJA.

FINANCIAL RESULTS SUMMARY

Spectra Energy Partners reported a net loss of $489 million, including a net loss from controlling interests of $496 million, for the fourth quarter ended December 31, 2017, with diluted earnings per limited partner unit of $(1.86). For the year, net income was $703 million, which included net income from controlling interests of $609 million, with diluted earnings per limited partner unit of $0.77. The fourth quarter and yearly results included special items of $854 million and $848 million, respectively, primarily attributable to the TCJA enacted in December 2017, which decreased diluted earnings per limited partner unit by $2.68 for the quarter and $2.68 for the year.

Fourth quarter 2017 ongoing distributable cash flow (DCF) was $358 million, compared with $330 million in the prior-year quarter. For the year, ongoing DCF was $1.53 billion, a $235 million increase from $1.30 billion in 2016. Distributions per limited partner unit paid in 2017 were $2.83, compared with $2.63 per limited partner unit in 2016. The full year distribution coverage ratio was 1.2x.

For the quarter, ongoing earnings before interest, taxes, depreciation and amortization (EBITDA) were $532 million, compared with $510 million in the prior-year quarter. For the year, ongoing EBITDA was $2.18 billion, compared to $1.87 billion in 2016.

Ongoing net income from controlling interests was $358 million for the quarter, or $0.82 diluted earnings per limited partner unit, compared with $337 million, or $0.81 diluted earnings per limited partner unit in the prior-year quarter. The net loss from controlling interests was $496 million for the quarter, or $(1.86) diluted earnings per limited partner unit, compared with $301 million, or $0.70 diluted earnings per limited partner unit in the prior-year quarter.

For the year, ongoing net income from controlling interests was $1.46 billion, or $3.45 diluted earnings per limited partner unit, compared with $1.24 billion, or $3.10 diluted earnings per limited partner unit in 2016. Net income from controlling interests was $609 million in 2017, or $0.77 diluted earnings per limited partner unit, compared with $1.16 billion, or $2.84 diluted earnings per limited partner unit in 2016.

SEGMENT RESULTS

U.S. Transmission

Ongoing EBITDA from U.S. Transmission was $507 million in fourth quarter 2017, compared with $466 million in fourth quarter 2016. Fourth quarter 2017 results reflect increased earnings from expansion projects and slightly higher operating costs. As previously referenced, the 2017 ongoing quarterly results exclude $860 million attributable to the change in the federal income tax rate.

For the year 2017, ongoing EBITDA for U.S. Transmission was $2.01 billion, compared with $1.72 billion in 2016. The 2017 and 2016 ongoing EBITDA exclude special items of $21 million and $80 million in expenses, respectively, both related to the 2016 Texas Eastern pipeline incident. The 2017 ongoing results also exclude a special item of $860 million previously referenced and $34 million in expense, mainly from merger-related costs; primarily offset by a $106 million gain realized as a result of the deconsolidation and fair value re-measurement of our interest in Sabal Trail.

Liquids

Ongoing EBITDA from Liquids was $60 million in fourth quarter 2017, compared with $63 million in fourth quarter 2016. The decrease is mainly due to higher integrity and maintenance expenses.

For the year 2017, ongoing EBITDA for Liquids was $260 million, compared with $237 million in 2016. The increase is primarily a result of increased revenues due to the Express Enhancement project placed into service in October 2016.

Other

“Other” net expenses were $35 million in fourth quarter 2017, compared with $19 million in fourth quarter 2016.

For the year 2017, ongoing net expenses were $89 million, compared with net expenses of $82 million in 2016. The 2017 ongoing net expense excludes special items of $38 million, primarily from merger-related costs.

Interest Expense

Interest expense was $74 million in fourth quarter 2017, compared with $59 million in fourth quarter 2016, reflecting lower capitalized interest and higher average debt balances in 2017.

For the year 2017, interest expense was $265 million, compared with $224 million in 2016, reflecting higher average debt balances in 2017 and lower capitalized interest.

Liquidity and Capital Expenditures

Total debt outstanding at Spectra Energy Partners as of December 31, 2017, was $8.5 billion. Available liquidity at the end of the quarter was $353 million.

Including contributions from noncontrolling interests of $418 million, total capital and investment spending for the year was approximately $1.8 billion, and consisted of about $1.6 billion of growth capital expenditures and about $243 million of maintenance capital expenditures. Maintenance capital expenditures include a $44 million special item related to the 2016 Texas Eastern pipeline incident.

In 2017, Spectra Energy Partners received net proceeds of $171 million through its "At the Market" (ATM) equity issuance program, with $58 million raised in the fourth quarter.

Including contributions from noncontrolling interests, Spectra Energy Partners has $1.6 billion of capital expansion planned in 2018, which is expected to be funded through a combination of debt, equity, including the use of its ATM program, and return of capital from joint venture asset-level financings.

In early January, Texas Eastern issued $800 million of long-term debt split evenly between 10 and 30-year tranches at attractive coupons of 3.50% and 4.15%. The net proceeds from the offering were used to repay an affiliate loan of $400 million from SEP and remaining proceeds were distributed to SEP, which the Partnership used to pay down commercial paper and revolver borrowings.

EXPANSION PROJECT UPDATES

Spectra Energy Partners’ 2017 growth program concluded with six projects placed into service, representing more than $2.0 billion of capital expansion, including:

•	Sabal Trail
•	Lebanon Extension
•	Gulf Markets – Phase 2
•	Access South
•	Adair Southwest
•	Atlantic Bridge – Phase 1

Additionally, the Bayway Lateral was placed into service in late December, on budget and ahead of schedule.

Commercially Secured Projects

Approximately $2 billion of commercially secured projects are on target to be placed into service in 2018. Most notably, the $1.3 billion NEXUS project is under construction and remains on target to achieve in-service in third quarter 2018.

Progress continues on SEP’s other projects in execution with PennEast receiving its FERC certificate in mid-January. We filed our FERC application in December for Lambertville East adding 60,000 Dth/d of capacity on Texas Eastern for utility customers in late 2019. SEP’s other projects in execution continue to advance through various stages of the regulatory approval process and remain on track for their respective targeted in-service dates.

Development Opportunities

Natural gas pipeline capacity scarcity and system reliability remains a primary issue for New England and one that must be resolved for the region to meet its energy supply needs. We remain committed to bringing much needed affordable energy to New England consumers as we continue to explore energy solutions for the region. The dramatic wholesale electricity price spikes in late December and early January that resulted from the lack of gas pipeline capacity underscored the need for such a solution.

ADDITIONAL INFORMATION

Additional information about fourth quarter 2017 earnings can be obtained via the Spectra Energy Partners website: www.spectraenergypartners.com.

Spectra Energy Partners will host a joint webcast with Enbridge Inc. (TSX,NYSE: ENB) on February 16, 2018 at 8 a.m. CT. The webcast will be available via the Spectra Energy Partners Events & Presentations page, and the conference call can be accessed by dialing (877) 930-8043 in North America or (253) 336-7522 outside North America. The participant passcode is 4939158#.

A replay of the call will be available via the Spectra Energy Partners Events & Presentations page, or by dialing (855) 859-2056 in North America or (404) 537-3406 outside North America and using the above passcode.

The conference call format will include prepared remarks from the executive team followed by a question and answer session for the analyst and investor community only. Spectra Energy Partners’ media and investor relations teams will be available after the call for any additional questions.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests as a measure to evaluate operations of the partnership. This measure is a non-GAAP financial measure as it represents net income from controlling interests, excluding special items. Special items represent certain charges and credits which we believe will not be recurring on a regular basis. We believe that the presentation of ongoing net income from controlling interests provides useful information to investors, as it allows investors to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measure for ongoing net income from controlling interests is net income from controlling interests.

We use earnings from continuing operations before interest, income taxes, and depreciation and amortization (EBITDA) and ongoing EBITDA, non-GAAP financial measures, as performance measures for Spectra Energy Partners, LP. Ongoing EBITDA represents EBITDA, excluding special items. We believe that the presentation of EBITDA and ongoing EBITDA provides useful information to investors, as it allows investors to more accurately compare Spectra Energy Partners, LP’s performance across periods. The most directly comparable GAAP measure for EBITDA and ongoing EBITDA for Spectra Energy Partners, LP is net income.

The primary performance measures used by us to evaluate segment performance are segment EBITDA and Other EBITDA. We consider segment EBITDA and Other EBITDA, which are the GAAP measures used to report segment results, to be good indicators of each segment's operating performance from its continuing operations as they represent the results of our segments' operations before depreciation and amortization without regard to financing methods or capital structures. Our segment EBITDA and Other EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA in the same manner.

We also use ongoing segment EBITDA as a measure of performance. Ongoing segment EBITDA is a non-GAAP financial measure, as it represents reported segment EBITDA, excluding special items. We believe that the presentation of ongoing segment EBITDA provides useful information to investors, as it allows investors to more accurately compare a segment's ongoing performance across periods. The most directly comparable GAAP measure for ongoing segment EBITDA is segment EBITDA.

We also present Distributable Cash Flow (DCF), which is a non-GAAP financial measure. We believe that the presentation of DCF provides useful information to investors, as it represents the cash generation capabilities of the partnership to support distribution growth. We also use ongoing DCF, which is a non-GAAP financial measure, as it represents DCF, excluding the cash effect of special items. The most directly comparable GAAP measure for DCF and ongoing DCF is net income. We also use DCF coverage, which is a non-GAAP financial measure, as it represents DCF divided by distributions declared on partnership units. The most directly comparable GAAP measure for DCF coverage is Earnings-Per-Unit (EPU).

The non-GAAP financial measures presented in this press release should not be considered in isolation or as an alternative to financial measures presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures of other partnerships because other partnerships may not calculate these measures in the same manner.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; declines in the market prices of equity and debt securities and resulting funding requirements for defined benefit pension plans; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2017 Form 10-K, filed on February 15, 2018, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Partners

Spectra Energy Partners, LP is one of the largest pipeline master limited partnerships in the United States and connects growing supply areas to high-demand markets for natural gas and crude oil. These assets include more than 16,000 miles of transmission pipelines, approximately 170 billion cubic feet of natural gas storage, and approximately 5.6 million barrels of crude oil storage. Spectra Energy Partners, LP is traded on the New York Stock Exchange under the symbol SEP; information about the company is available on its website at www.spectraenergypartners.com.

Spectra Energy Partners, LP

Quarterly Highlights

December 2017

(Unaudited)

(millions of dollars, except per-unit amounts)

Reported - These results include the impact of special items

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017 (a)	2016	2017 (a)	2016
INCOME
Operating Revenues	$(138)	$663	$1,950	$2,533
Total Reportable Segment EBITDA	(287)	493	1,458	1,876
Net Income - Controlling Interests	(496)	301	609	1,161

EBITDA BY BUSINESS SEGMENT
U.S. Transmission	$(349)	$430	$1,199	$1,639
Liquids	62	63	259	237
Total Reportable Segment EBITDA	(287)	493	1,458	1,876
Other EBITDA	(35)	(19)	(127)	(82)
Total Reportable Segment and Other EBITDA	$(322)	$474	$1,331	$1,794

PARTNERS' CAPITAL
Declared Cash Distribution per Limited Partner Unit	$0.73875	$0.68875	$2.88000	$2.68000
Weighted Average Units Outstanding
Limited Partner Units	312	307	310	299
General Partner Units	6	6	6	6

DISTRIBUTABLE CASH FLOW
Distributable Cash Flow	$332	$271	$1,392	$1,187

CAPITAL AND INVESTMENT EXPENDITURES (b)
Capital expenditures - U.S. Transmission			$1,867	$2,280
Capital expenditures - Liquids			21	71
Investment expenditures			337	251
Total			$2,225	$2,602

U.S. TRANSMISSION
Operating Revenues	$(238)	$565	$1,545	$2,167
Operating Expenses
Operating, Maintenance and Other	187	207	769	779
Other Income and Expenses	76	72	423	251
EBITDA	$(349)	$430	$1,199	$1,639

LIQUIDS
Operating Revenues	$100	$98	$405	$366
Operating Expenses
Operating, Maintenance and Other	41	36	145	130
Other Income and Expenses	3	1	(1)	1
EBITDA	$62	$63	$259	$237

Express Pipeline Revenue Receipts, MBbl/d (c)	263	259	262	241
Platte PADD II Deliveries, MBbl/d	129	127	130	130
Canadian Dollar Exchange Rate, Average	1.2717	1.33	1.2986	1.33

			December 31,	December 31,
			2017	2016

Debt			$8,463	$7,213

Actual Units Outstanding			319	315

(a)	Reported results reflect the impact of the Federal Tax Reform Legislation enacted in December 2017

(b)	Excludes contributions received from noncontrolling interests of $418 million in 2017 and $492 million in 2016.

(c)	Thousand barrels per day.

Spectra Energy Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited)

(millions of dollars)

Reported - These results include the impact of special items

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Operating Revenues	$(138)	$663	$1,950	$2,533

Operating Expenses	348	344	1,387	1,305

Operating Income	(486)	319	563	1,228

Other Income and Expenses	76	72	424	253
Interest Expense	74	59	265	224

Earnings Before Income Taxes	(484)	332	722	1,257
Income Tax Expense	5	5	19	18

Net Income	(489)	327	703	1,239
Net Income - Noncontrolling Interests	7	26	94	78
Net Income - Controlling Interests	$(496)	$301	$609	$1,161

Spectra Energy Partners, LP

Condensed Consolidated Balance Sheets

(Unaudited)

(millions of dollars)

	December 31,	December 31,
	2017	2016
ASSETS
Current Assets	$561	$660
Investments and Other Assets	6,259	4,469
Net Property, Plant and Equipment	14,899	16,092
Regulatory Assets and Deferred Debits	337	385
Total Assets	$22,056	$21,606

LIABILITIES AND EQUITY
Current Liabilities	$1,105	$1,779
Long-term Debt	7,963	6,223
Deferred Credits and Other Liabilities	1,087	200
Equity	11,901	13,404
Total Liabilities and Equity	$22,056	$21,606

Spectra Energy Partners, LP

Distributable Cash Flow

(Unaudited)

(millions of dollars)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net Income	$(489)	$327	$703	$1,239
Add:
Interest expense	74	59	265	224
Income tax expense	5	5	19	18
Depreciation and amortization	88	82	346	314
Foreign currency (gain) loss	—	1	(1)	1
Less:
Third party interest income	—	—	1	2
EBITDA	(322)	474	1,331	1,794

Add:
Earnings from equity investments	(68)	(35)	(307)	(127)
Distributions from equity investments	53	28	185	160
Noncash Impact of US Tax Reform	860	—	860	—
Other	1	1	10	13

Less:
Interest expense	74	59	265	224
Equity AFUDC	8	37	115	121
Net cash paid for income taxes	3	3	15	10
Distributions to non-controlling interests	12	8	49	30
Maintenance capital expenditures	95	90	243	268
Total Distributable Cash Flow	$332	$271	$1,392	$1,187

Spectra Energy Partners, LP

Reported to Ongoing Distributable Cash Flow Reconciliation

Unaudited
(In millions)

	Three Months Ended
	December 31, 2017			December 31, 2016
	Reported	Less: Special Items	Ongoing	Reported	Less: Special Items	Ongoing
Net Income	$(489)	$(854)	$365	$327	$(36)	$363
Add:
Interest expense	74	—	74	59	—	59
Income tax expense	5	—	5	5	—	5
Depreciation and amortization	88	—	88	82	—	82
Foreign currency loss	—	—	—	1	—	1
Less:
Third party interest income	—	—	—	—	—	—
EBITDA	(322)	(854)	532	474	(36)	510

Add:
Earnings from equity investments	(68)	—	(68)	(35)	—	(35)
Distributions from equity investments	53	—	53	28	—	28
Noncash Impact of US Tax Reform	860	860	—	—	—	—
Other	1	—	1	1	—	1

Less:
Interest expense	74	—	74	59	—	59
Equity AFUDC	8	—	8	37	—	37
Net cash paid for income taxes	3	—	3	3	—	3
Distributions to non-controlling interests	12	—	12	8	—	8
Maintenance capital expenditures	95	32	63	90	23	67
Total Distributable Cash Flow	$332	$(26)	$358	$271	$(59)	$330

Spectra Energy Partners, LP

Reported to Ongoing Distributable Cash Flow Reconciliation

Unaudited

(In millions)

	Twelve Months Ended
	December 31, 2017			December 31, 2016
	Reported	Less: Special Items	Ongoing	Reported	Less: Special Items	Ongoing
Net Income	$703	$(848)	$1,551	$1,239	$(80)	$1,319
Add:
Interest expense	265	—	265	224	—	224
Income tax expense	19	—	19	18	—	18
Depreciation and amortization	346	—	346	314	—	314
Foreign currency (gain) loss	(1)	—	(1)	1	—	1
Less:
Third party interest income	1	—	1	2	—	2
EBITDA	1,331	(848)	2,179	1,794	(80)	1,874

Add:
Earnings from equity investments	(307)	(106)	(201)	(127)	—	(127)
Distributions from equity investments	185	—	185	160	—	160
Noncash Impact of US Tax Reform	860	860	—	—	—	—
Other	10	—	10	13	—	13

Less:
Interest expense	265	—	265	224	—	224
Equity AFUDC	115	—	115	121	—	121
Net cash paid for income taxes	15	—	15	10	—	10
Distributions to non-controlling interests	49	—	49	30	—	30
Maintenance capital expenditures	243	44	199	268	28	240
Total Distributable Cash Flow	$1,392	$(138)	$1,530	$1,187	$(108)	$1,295

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

December 2017 Quarter-to-Date

(Unaudited)

(millions of dollars)

SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION	Reported Earnings	Less: Special Items		Ongoing Earnings
U.S. Transmission	$(349)	$(856)	A	$507
Liquids	62	2		60
Total Reportable Segment EBITDA	(287)	(854)		567

Other	(35)	—		(35)
Total Reportable Segment and other EBITDA	$(322)	$(854)		$532

EARNINGS

Total Reportable Segment EBITDA and Other EBITDA	$(322)	$(854)		$532
Depreciation and Amortization	(88)	—		(88)
Interest Expense	(74)	—		(74)
Other Income and Expenses	—	—		—
Income Tax Expense	(5)	—		(5)
Total Net Income	(489)	(854)		365

Total Net Income - Noncontrolling Interests	(7)	—		(7)

Total Net Income - Controlling Interests	$(496)	$(854)		$358

A - Primarily attributable to the Federal Tax Reform Legislation enacted in December 2017.

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

December 2017 Year-to-Date

(Unaudited)

(millions of dollars)

SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION	Reported Earnings	Less: Special Items		Ongoing Earnings
U.S. Transmission	$1,199	$(809)	A	$2,008
Liquids	259	(1)	B	260
Total Reportable Segment EBITDA	1,458	810		2,268

Other	(127)	(38)	B	(89)
Total Reportable Segment and other EBITDA	$1,331	$(848)		$2,179

EARNINGS

Total Reportable Segment EBITDA and Other EBITDA	$1,331	$(848)		$2,179
Depreciation and Amortization	(346)	—		(346)
Interest Expense	(265)	—		(265)
Other Income and Expenses	2	—		2
Income Tax Expense	(19)	—		(19)
Total Net Income	703	(848)		1,551

Total Net Income - Noncontrolling Interests	(94)	—		(94)

Total Net Income - Controlling Interests	$609	$(848)		$1,457

A - Primarily attributable to the Federal Tax Reform Legislation enacted in December 2017, partially offset by a gain as a result of the deconsolidation and re-measurement of Sabal Trail.

B - Primarily merger-related severance costs

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

December 2016 Quarter-to-Date

(Unaudited)

(millions of dollars)

SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION	Reported Earnings	Less: Special Items		Ongoing Earnings
U.S. Transmission	$430	$(36)	A	$466
Liquids	63	—		63
Total Reportable Segment EBITDA	493	(36)		529

Other	(19)	—		(19)
Total Reportable Segment and other EBITDA	$474	$(36)		$510

EARNINGS

Total Reportable Segment EBITDA and Other EBITDA	$474	$(36)		$510
Depreciation and Amortization	(82)	—		(82)
Interest Expense	(59)	—		(59)
Other Income and Expenses	(1)	—		(1)
Income Tax Expense	(5)	—		(5)
Total Net Income	327	(36)		363

Total Net Income - Noncontrolling Interests	(26)	—		(26)

Total Net Income - Controlling Interests	$301	$(36)		$337

A- Inspection and repair costs related to the Texas Eastern pipeline incident in Pennsylvania.

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

December 2016 Year-to-Date

(Unaudited)

(millions of dollars)

SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION	Reported Earnings	Less: Special Items		Ongoing Earnings
U.S. Transmission	$1,639	$(80)	A	$1,719
Liquids	237	—		237
Total Reportable Segment EBITDA	1,876	(80)		1,956

Other	(82)	—		(82)
Total Reportable Segment and other EBITDA	$1,794	$(80)		$1,874

EARNINGS

Total Reportable Segment EBITDA and Other EBITDA	$1,794	$(80)		$1,874
Depreciation and Amortization	(314)	—		(314)
Interest Expense	(224)	—		(224)
Other Income and Expenses	1	—		1
Income Tax Expense	(18)	—		(18)
Total Net Income	1,239	(80)		1,319

Total Net Income - Noncontrolling Interests	(78)	—		(78)

Total Net Income - Controlling Interests	$1,161	$(80)		$1,241

A - Inspection and repair costs related to the Texas Eastern pipeline incident in Pennsylvania

FOR FURTHER INFORMATION PLEASE CONTACT:

Media:	Michael Barnes

Toll Free: (888) 992-0997

michael.barnes@enbridge.com

Analysts and Investors:	Roni Cappadonna Toll Free: (800) 481-2804 roni.cappadonna@enbridge.com

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